Exhibit 99.1

Information Update

Our Company

We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute and long-term acute care hospitals, alternate site providers (such as skilled nursing facilities, specialty hospitals, nursing homes and home care providers), surgery centers, physicians and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry’s largest purchasers and outsourcers of medical equipment. During the twelve months ended March 31, 2012, we owned or managed over 660,000 pieces of medical equipment. Our diverse medical equipment outsourcing customer base includes more than 4,275 acute care hospitals and approximately 4,400 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation’s largest group purchasing organizations (“GPOs”) and many of the integrated delivery networks (“IDNs”). All of our solutions leverage our nationwide network of 83 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare, or Medicaid. For the twelve months ended March 31, 2012, we generated revenues of $394.8 million and pro forma Adjusted EBITDA of $139.9 million. For a reconciliation of Adjusted EBITDA to cash flow from operations, see footnote 4 under the caption “—Summary Financial and Other Data.”

We operate through three segments: Medical Equipment Outsourcing, Technical and Professional Services and Medical Equipment Sales and Remarketing.

Medical Equipment Outsourcing Segment—Manage & Utilize

Our flagship business is our Medical Equipment Outsourcing segment, which accounted for $80.0 million, or approximately 75.1%, of our revenues, for the quarter ended March 31, 2012 and $291.8 million, or approximately 78.6%, of our revenues for the year ended December 31, 2011. As of March 31, 2012, we owned or managed over 435,000 pieces of equipment in our Medical Equipment Outsourcing segment, primarily in the categories of respiratory therapy, newborn care, critical care, patient monitors, patient handling (which includes fall management, bariatrics, beds, stretchers and wheelchairs), pressure area management (such as therapy surfaces) and wound therapy, laser and mobile surgical services. Historically, we have purchased and owned directly substantially all of the equipment used in our Medical Equipment Outsourcing programs. We have four primary outsourcing programs:

•                  Supplemental and peak usage needs.  We rent patient-ready medical equipment to our customers on a supplemental or peak needs basis;

•                  Customized outsourcing agreements.  We offer our customers the opportunity to obtain medical equipment through long-term outsourcing agreements;

•                  Asset360 Equipment Management Program.  Our Asset360 Program (formerly the “Asset Management Partnership Program” or “AMPP”) solution allows our customers to fully outsource the responsibilities and costs of effectively managing medical equipment at their facilities, with the added benefit of enhancing equipment utilization; and

•                  Laser and Mobile Surgery Services.  We provide state of the art lasers and other mobile surgical equipment along with the personnel to operate the equipment.

Our primary customer relationships are with local healthcare providers such as hospitals, surgery centers, long-term care providers and nursing homes. These organizations may belong to regional or national groups of facilities and often participate in GPOs. We contract at the local, regional and national level, as requested by our customers. We expect much of our future growth in this segment to be driven by our customers outsourcing more of their medical equipment needs and taking full advantage of our diversified product offering, customized outsourcing agreements and Asset360 Programs.

We believe that a multi-billion dollar market exists for these services, including the rental and management of medical equipment.

Our Medical Equipment Outsourcing Programs enable health care providers to replace the fixed costs of owning and/or leasing medical equipment with variable costs that are more closely related to their patient census and patient acuity. They also eliminate significant capital costs associated with equipment acquisitions and liability associated with equipment ownership.

In addition to providing significant flexibility, we employ technical, clinical and financial specialists that directly interact with our customers to ensure we are optimizing our equipment outsourcing solutions. We believe that these experts enhance our ability to deliver on the above specified benefits to our customers.

Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

Our Technical and Professional Services segment accounted for $20.1 million, or approximately 18.9%, of our revenues for the quarter ended March 31, 2012 and $54.1 million, or approximately 14.6%, of our revenues for the year ended December 31, 2011. We leverage our over 70 years of experience and our extensive equipment database in repairing and maintaining medical equipment. We offer a broad range of inspection, preventative maintenance, repair, logistic and consulting services through our team of over 325 technicians and professionals located throughout the United States in our nationwide network of offices and managed over 225,000 units of customer owned equipment during the twelve months ended March 31, 2012. In addition, during the twelve months ended March 31, 2012, we serviced over 435,000 units that we own or directly manage.

Our Technical and Professional Services segment offerings provide a complementary alternative for customers that wish to own their medical equipment but lack the infrastructure, expertise, or scale to perform routine maintenance, repair, record keeping and lifecycle analysis and planning functions.

We have three primary service programs:

•                  Supplemental Maintenance and Repair Services.  We provide maintenance and repair services on a scheduled and unscheduled basis to supplement the customer’s current maintenance management practices.

•                  BioMed360 Equipment Management Program (“BioMed360 Program”). We also provide full and part-time, on-site, resident- based equipment maintenance programs that deliver all the benefits of our supplemental maintenance and repair programs, but with the addition of a medical equipment management program.

•                  Consulting Services.  We provide equipment consulting services as part of our other equipment management programs or as stand-alone services.

Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

Our Medical Equipment Sales and Remarketing segment accounted for $6.4 million, or approximately 6.0%, of our revenues for the quarter ended March 31, 2012 and $25.2 million, or approximately 6.8%, of our revenues for the year ended December 31, 2011.

This segment includes three distinct business activities:

•                  Medical equipment remarketing and disposal.  We buy, source, remarket and dispose of pre-owned medical equipment for our customers and on our own behalf;

•                  Specialty medical equipment sales and distribution.  We use our national infrastructure to provide sales and distribution services to manufacturers of specialty medical equipment on a limited basis; and

•                  Sales of disposables.  We offer our customers single use disposable items.

Our Strengths

We believe our business model presents an attractive value proposition to our customers and has resulted in significant growth in recent years. We provide our customers with a wide array of services across the full spectrum of the equipment lifecycle. We believe our over 70 years of experience and reputation as a “go to” company in critical situations has earned us a leading position in our industry. We attribute our historical success to, and believe that our potential for future growth comes from, the following strengths:

Unique position in the health care arena.  We believe that we are unique in providing the largest breadth of comprehensive medical equipment management and service solutions to the health care industry. While we have competitors that may offer products and services in various stages of the equipment lifecycle, we believe that none provide the comprehensive approach to customers that we do. Our extensive relationships with more than 4,275 hospitals, approximately 4,400 alternate site providers, over 200 medical equipment manufacturers, many large GPOs and many IDNs, many of which relationships are long-standing, present a unique position and value proposition in the health care arena.

We are uniquely positioned in the health care industry as a result of our:

•                  investment in our large and modern fleet of medical equipment;

•                  diversified product offering and customized solutions;

•                  nationwide infrastructure for service and logistics;

•                  proprietary medical equipment management software and tools;

•                  commitment to customer service that has earned us a reputation as a leader in quality, value, and service in our industry;

•                  extensive knowledge and experience in acquiring, managing, maintaining and remarketing medical equipment;

•                  team of technical, clinical, and financial experts; and

•                  performance and reliability in critical times of need by our customers.

Large, modern equipment fleet.  We own or manage an extensive, modern fleet of medical equipment, which during the twelve months ended March 31, 2012, consisted of over 435,000 pieces of equipment available for use to our customers. This modern equipment fleet, along with our quality assurance programs and tools, places us in a leadership position in the areas of quality and patient safety. It also places us in a unique position to service “high end” acute care hospitals, such as teaching, research or specialty institutions that demand the most current technology to satisfy the increasingly complex needs of their patients.

Nationwide infrastructure.  We have a broad, nationwide staff, facility and vehicle service network coupled with focused and customized operations at the local level. Our extensive network of district offices and Centers of Excellence and our 24-hours-a-day, 365 days-a-year service capabilities enable us to compete effectively for large, national contracts as well as to drive growth regionally and locally.

Proprietary software and asset management tools.  We have used our more than 70 years of experience and our extensive database of equipment management information to develop sophisticated software technology and management tools. These tools have allowed us to become a leader in meeting the demands of customers by delivering sophisticated asset management programs that we use to drive cost efficiencies, equipment productivity, caregiver satisfaction and better patient outcomes. We believe that our continued and significant investment in new tools and technology will help us to continue to distinguish our offerings to the health care industry.

Superior customer service.  We believe we have a long-standing reputation among our customers for outstanding service and quality. This reputation is largely due to our strong customer service culture, which is continuously reinforced by management’s commitment to, and significant investment in, hiring and training resources. We strive to seamlessly integrate our employees and service offerings into the operations of our customers. We believe this aggressive focus on customer service has helped us achieve a high customer retention rate.

Proven management team.  We have an industry leading management team with significant depth of health care experience. Our management team has successfully supervised the development of our competitive strategy, continually enhanced and expanded our service and product offerings, established our nationwide coverage and furthered our reputation as an industry leader for quality, value and service.

Industry with favorable fundamentals.  Our business benefits from the overall favorable trends in health care in general and our segments in particular. There is a fundamental shift in the needs of hospitals and alternate site providers from supplemental and peak needs supply of medical equipment to full, on-site equipment management programs. This move to full outsourcing is not unlike trends in similar services at hospitals including food service, laundry, professional staffing and technology. The strong fundamentals in our Medical Equipment Outsourcing segment are being driven by the following trends:

•                  Favorable demographic trends.  According to the U.S. Census Bureau, individuals aged 65 and older in the United States comprise the fastest growing segment of the population and are expected to grow to over 70 million individuals by 2030. This represents a 42% increase in the 65 and older segment of the population over the next 20 years. As a result, over time, the number of patients and the volume of hospital admissions are expected to grow. The aging population and increasing life expectancy are driving demand for health care services.

•                  Increase in obesity.  The U.S. population is getting heavier, with over 36 states reportedly now having obesity prevalence rates over 25% as of 2010, compared to zero states with such rates in 2000 as reported by the Centers for Disease Control (the “CDC”). According to the CDC, the increase in obesity prevalence rates translates into annual obesity related health care costs in excess of $147 billion. Therefore, health care facilities must be prepared for the medical needs of obese and morbidly obese patients.

•                  Increased capital and operating expense pressures and regulatory scrutiny.  Hospitals continue to experience restricted capital and operating budgets, while the cost and complexity of medical equipment increases. Furthermore, the increasing complexity and sophistication of medical equipment brings with it more record keeping and regulatory scrutiny of the use and maintenance of medical equipment in the health care setting. We expect that hospitals will increasingly look to us to source these capital equipment needs and manage medical equipment to achieve capital and operating expense savings, operating efficiencies and regulatory compliance.

•                  Caregiver retention and satisfaction.  Hospitals continue to experience nursing and other caregiver retention and job satisfaction pressures. We expect that with these internal pressures, hospitals will increasingly turn to our programs to outsource medical equipment management duties and related management challenges.

•                  Demand for better patient safety and outcomes.  Hospitals across the United States are focused on improving patient safety and outcomes, which includes efforts to minimize the incidence of hospital-acquired infections, patient falls and pressure ulcers. Hospitals turn to us to assist them in managing their equipment to help them to minimize these incidents, thereby improving patient safety and outcomes while reducing the cost of these events.

No direct third-party payor reimbursement risk.  Many health care providers rely on payment from patients or reimbursement from third-party payors. Our fees are paid directly by our customers, rather than by third-party payors, such as Medicare, Medicaid, managed care organizations or indemnity insurers. Accordingly, our exposure to uncollectible patient or reimbursement receivables or Medicare or Medicaid reimbursement changes is reduced, as evidenced by our bad debt expense of less than approximately 0.2%, 0.1% and 0.5% of total revenues for the years ended December 31, 2011, 2010 and 2009, respectively, and approximately 0.2% for the quarter ended March 31, 2012.

Strong value proposition.  With our focus and expertise in medical equipment lifecycle solutions, we are able to create a strong value proposition for our customers. All of our equipment lifecycle solutions focus on providing our customers with:

•                  lower capital and operating costs;

•                  enhanced staff productivity and satisfaction; and

•                  improved patient safety and outcomes.

Technical, clinical and financial specialists.  We employ a number of technical, clinical and financial specialists that engage directly with our customers to drive better cost, efficiency and clinical outcomes. Our specialists employ:

•                  Gateway solutions which offer an entry point to the economic buyer and include peak need rentals, technical services, and sales and remarketing;

•                  Vertical solutions to provide clinical offerings tailored to specific patient needs in the areas of wound management, fall management, bariatrics, respiratory therapy, maternal and infant care and laser surgical services; and

•                  Comprehensive solutions through our Asset360 Programs and BioMed360 Programs to drive efficiencies and allow customers to effectively manage costs.

Performance and reliability in time of critical need by our customers.  We believe that many of our customers have come to rely on our ability to respond quickly and with significant resources in times of emergency, such as hurricanes, tornadoes, floods and epidemic outbreaks to bring in needed medical equipment in critical situations. We believe our ability to provide critical service in extreme situations distinguishes us from our competitors. It also requires us to maintain inventories and infrastructure that we do not believe our competitors currently maintain.

Growth Strategy

Historically, we have experienced significant and sustained organic and strategic growth. Our overall growth strategy is to continue to grow both organically and through strategic acquisitions.

Organic Growth

We believe that the following external and market factors will provide us significant growth opportunities:

•                  the aging population;

•                  increasing life expectancy;

•                  increasing obesity and patient acuity;

•                  continued increase in the number, complexity and sophistication of medical technologies;

•                  increasing cost and staffing pressures in hospitals;

•                  continuing growth of outsourcing of non-core functions by hospitals, alternate site providers and manufacturers; and

•                  increasing demand by payors and providers for equipment based solutions.

Our organic growth will be driven internally by the following factors:

•                  growing our outsourcing business through customer education and increasing the numbers and types of equipment we offer in our programs;

•                  converting peak needs rental and biomedical service customers to fully outsourced resident-based programs;

•                  growing our less capital intensive technical and professional services, equipment sales and remarketing and outsourcing revenue share businesses;

•                  increasing the number of hospitals, alternative care facilities, surgery centers, physicians and manufacturers to which we provide services; and

•                  expanding and deepening our relationships with customers and manufacturers to develop more effective and comprehensive offerings tailored to the unique needs of caregivers.

Acquisitions

Since 2005, we have made and successfully integrated acquisitions that have helped us expand our business, adding additional service offerings and enabling us to penetrate new geographic regions. We continue our focus on potential acquisitions and international growth opportunities. We intend to continue to pursue a disciplined course of growing our business with complementary acquisitions and we regularly evaluate potential acquisitions. See also, “Business—Growth Strategy—Acquisitions.”

Recent Developments

Amended Senior Secured Credit Facility

We have received commitments for and expect to enter into an amended and restated credit agreement upon the consummation of this offering, providing for a first lien senior secured asset based revolving credit facility with availability of up to $235.0 million, less amounts outstanding under our letters of credit of approximately $4.3 million, and subject to a borrowing base limitation. See “Description of Other Indebtedness—Amended Senior Secured Credit Facility.” Bank of America, N.A., will be the administrative agent under the facility and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and RBC Capital Markets will act as joint lead arrangers and joint book managers.

Tender Offer and Consent Solicitation for the PIK Toggle Notes

Concurrently with this offering, we are commencing a cash tender offer (the “tender offer”) to purchase any and all of our outstanding 8.50%/9.25% second lien senior secured PIK toggle notes due 2015 (the “PIK toggle notes”). As of the date hereof, we had $405.0 million aggregate principal amount of our PIK toggle notes outstanding. In conjunction with the tender offer, we are also commencing a solicitation for consents to certain proposed amendments to the indenture (the “existing indenture”) governing the PIK toggle notes (the “consent solicitation” and, together with the tender offer, the “offer”). The offer is being made pursuant to an offer to purchase and consent solicitation statement and a related letter of transmittal, each dated as of July 24, 2012. The offer will expire at 12:01 a.m., New York City time, on August 21, 2012, unless extended. Holders of PIK toggle notes that are validly tendered and accepted at or prior to the consent deadline of 5:00 p.m., New York City time, on August 6, 2012 will receive the total consideration of $1,025.00 per $1,000 principal amount of PIK toggle notes tendered, which includes a consent payment of $10.00 per $1,000 principal amount of PIK toggle notes tendered, plus any accrued and unpaid interest up to, but not including, the settlement date. Holders of PIK toggle notes that are validly tendered after the foregoing consent deadline and prior to the expiration time will receive the tender offer consideration of $1,015.00 per $1,000 principal amount of PIK toggle notes tendered, plus any accrued and unpaid interest up to, but not including, the settlement date. Holders of PIK toggle notes tendered after the consent deadline will not receive a consent payment.

The proposed amendments related to the consent solicitation would eliminate the right of the holders of the PIK toggle notes to benefit from substantially all of the restrictive covenants and certain event of default provisions in the existing indenture with respect to the PIK toggle notes.

The existing indenture also governs our $230.0 million aggregate principal amount of floating rate notes due 2015 (the “floating rate notes”). The proposed amendments will only affect our obligations with respect to the PIK toggle notes. The proposed amendments will have no affect on the floating rate notes, and we will continue to be subject to all applicable restrictive covenants and events of default contained in the existing indenture for the benefit of the holders of the floating rate notes.

The closing of the offer will be contingent upon, among other conditions, the closing of this offering. We may amend, extend or terminate the tender offer and consent solicitation in our sole discretion.

The Investors

All of our outstanding capital stock is owned by Parent, which acquired the Company in a recapitalization in May 2007 (the “Transaction”). Parent is owned by certain members of our management and affiliates of IPC Manager III, L.P. (“Irving Place Capital” or “IPC”) (the former private equity affiliate of The Bear Stearns Companies Inc.). IPC is a leading middle-market private equity firm that invests in leveraged buyouts, management buyouts, corporate divestitures, industry consolidations, recapitalizations, growth capital opportunities, and other ownership liquidity situations alongside proven management teams. IPC manages nearly $4.0 billion of private equity capital, including its latest $2.7 billion institutional fund. Since its formation in 1997, IPC has been an investor in over 50 portfolio companies across a broad range of industries. The team is comprised of investment professionals with long track records for making highly profitable and disciplined investments. Along with a market leading track record, IPC brings an extensive relationship network and a reputation for being a value added partner. IPC’s current and prior healthcare investments include National Surgical Hospitals, Oxford Health Plans, Unilab Corporation, Active Health Management, Hand Innovations and Care Realty, LLC.

Additional Information

We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. Our principal executive offices are located at 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439. Our telephone number is (952) 893-3200. We maintain a website at www.uhs.com. The information on our website is not a part of, or incorporated by reference in, this offering memorandum.

Summary Financial and Other Data

The following table sets forth our summary historical consolidated financial data. We have derived the summary historical consolidated financial data as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 from our audited consolidated financial statements appearing elsewhere in this offering memorandum. The summary historical consolidated financial data as of December 31, 2009 is derived from our audited consolidated financial statements not appearing in this offering memorandum. We have derived the summary historical consolidated financial data as of and for the three months ended March 31, 2012 and 2011 from our unaudited consolidated financial statements appearing elsewhere in this offering memorandum. In the opinion of our management, our unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 2012 and 2011 are not necessarily indicative of the operating results to be expected for the full fiscal years. The selected financial data presented below is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial and statistical information included elsewhere in this offering memorandum, including the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Financial Data.”

The unaudited consolidated financial data for the twelve months ended March 31, 2012 have been derived by taking the financial data from our audited condensed consolidated financial statements for the year ended December 31, 2011, adding financial data from our unaudited condensed consolidated financial statements for the three months ended March 31, 2012 and subtracting data from our unaudited consolidated financial statements for the three months ended March 31, 2011.  The results of operations for the twelve months ended March 31, 2012 are not necessarily indicative of the operating results to be expected for full fiscal years.

The following table also presents certain summary unaudited pro forma financial information for the twelve months ended March 31, 2012 that gives effect to this offering and the application of the proceeds therefrom.

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2012	2012	2011	2011	2010	2009
	(dollars in thousands)
Consolidated Statement of Operations Data:
Revenue:
Medical equipment outsourcing	$305,552	$80,037	$66,238	$291,753	$250,455	$232,623
Technical and professional services	63,317	20,129	10,870	54,058	44,426	42,395
Medical equipment sales and remarketing	25,950	6,368	5,606	25,188	22,541	22,186
Total revenues	394,819	106,534	82,714	370,999	317,422	297,204
Cost of Revenue:
Cost of medical equipment outsourcing	121,087	31,976	24,435	113,546	91,520	83,553
Cost of technical and professional services	48,402	15,768	7,884	40,518	31,690	30,539
Cost of medical equipment sales and remarketing	20,187	4,753	4,300	19,734	16,342	18,177
Movable medical equipment depreciation	67,772	16,906	17,166	68,032	69,496	64,267
Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	257,448	69,403	53,785	241,830	209,048	196,536
Gross margin	137,371	37,131	28,929	129,169	108,374	100,668
Selling, general and administrative	109,039	27,763	23,155	104,431	89,336	84,225
Operating income	28,332	9,368	5,774	24,738	19,038	16,443
Interest expense	58,813	15,499	11,706	55,020	46,457	46,505
Loss before income taxes	(30,481)	(6,131)	(5,932)	(30,282)	(27,419)	(30,062)
Provision (benefit) for income taxes	(12,767)	(2,871)	214	(9,682)	1,692	(11,489)
Consolidated net loss	$(17,714)	$(3,260)	$(6,146)	$(20,600)	$(29,111)	$(18,573)
Consolidated Balance Sheet Data (at period end):
Working capital(1)		$20,651	$10,590	$26,608	$23,550	$32,352
Total assets		962,297	842,400	940,007	833,028	835,403
Total debt		679,589	526,405	671,097	525,045	518,619
Shareholders’ equity		92,821	142,294	94,526	146,739	173,991

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2012	2012	2011	2011	2010	2009
	(dollars in thousands)
Consolidated Cash Flow Data:
Net cash provided by (used in):
Operating activities	$56,539	$24,030	$25,182	$57,691	$76,156	$55,988
Investing activities	(151,422)	(24,686)	(26,483)	(153,219)	(74,205)	(50,550)
Financing activities	95,085	(303)	1,301	96,689	(1,951)	(17,444)
Other Financial Data:
EBITDA(2)(4)	$125,244	32,817	28,472	120,899	110,777	103,490
Adjusted EBITDA(3)(4)	137,130	35,015	31,290	133,405	121,600	108,056
Interest expense	58,813	15,499	11,706	55,020	46,457	46,505
Depreciation and amortization	97,545	23,631	22,698	96,612	91,739	87,047
Net capital expenditures	70,007	13,241	26,483	83,249	74,205	50,408
Ratio of Adjusted EBITDA to interest expense	2.3x
Ratio of total debt to Adjusted EBITDA	5.0x
Summary Pro Forma Financial Data:
Pro forma interest expense(5)	$46,126
Pro forma total debt (end of period)	696,379
Pro forma Adjusted EBITDA(4)(6)	139,854
Ratio of pro forma Adjusted EBITDA to pro forma interest expense(4)(5)	3.0x
Ratio of pro forma total debt to pro forma Adjusted EBITDA(5)(6)	5.0x
Other Operating Data (as of end of period):
Medical equipment (approximate number of owned outsourcing units)	247,000	247,000	236,000	248,000	231,000	223,000
District offices	83	83	84	84	84	84
Number of outsourcing hospital customers	4,275	4,275	4,325	4,275	4,250	4,200
Number of total outsourcing customers	8,675	8,675	8,600	8,700	8,600	8,450

(1)          Represents total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt).

(2)          EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. Management also understands that some industry analysts and investors consider EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company’s ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management’s discretionary use. See footnote 4 below for a reconciliation of net cash provided by operating activities to EBITDA.

(3)          Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before management and board and strategic fees, stock-based compensation expense, and Accounting Standards Codification 805 purchase price accounting impact, which may not be calculated consistently among other companies applying similar reporting measures. Adjusted EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance GAAP) as a measure of performance, and are not representative of funds available for discretionary use due to our financing obligations. Adjusted EBITDA is included because our financial guidance and certain compensation plans are based upon this measure. Management believes that Adjusted EBITDA provides an important perspective on our ability to service our long-term obligations, our ability to fund continuing growth, and our ability to continue as a going concern. See footnote 4 below for a reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA.

(4)          The following is a reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA:

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2012	2012	2011	2011	2010	2009
	(dollars in thousands)
Net cash provided by operating activities	$56,539	$24,030	$25,182	$57,691	$76,156	$55,988
Changes in operating assets and liabilities	(363)	(5,740)	(4,784)	593	(2,064)	6,159
Other non-cash expenses (income)(a)	23,022	1,899	(3,846)	17,277	(11,464)	6,327
Provision (benefit) for income taxes	(12,767)	(2,871)	214	(9,682)	1,692	(11,489)
Interest expense	58,813	15,499	11,706	55,020	46,457	46,505
EBITDA	125,244	32,817	28,472	120,899	110,777	103,490
Adjusted for:
Management, board & strategic fees(b)	6,733	1,059	1,630	7,304	2,432	1,265
Stock-based compensation expense(c)	4,253	1,075	1,098	4,276	7,333	1,330
Purchase accounting adjustments(d)	900	64	90	926	1,058	1,971
Adjusted EBITDA	$137,130	$35,015	$31,290	$133,405	$121,600	$108,056
Pro forma effect of the recent acquisitions(e)	2,724
Pro forma Adjusted EBITDA	$139,854

(a)          Excludes the effect of net income attributable to non controlling interest of $0.6 million, $0.2 million and $0.4 million for the twelve months ended March 31, 2012, the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

(b)         Represents the add back of non-operating expenses consisting of management fees to IPC, board of directors’ fees and expenses and certain strategic expenses for the 2011 and 2012 periods presented. Certain acquisition integration expenses have also been added back.

(c)          Represents the add back of non-cash stock-based compensation recognized in our historical consolidated financial statements.

(d)         Represents the add back of the non-cash impact of purchase accounting adjustments related to rent expense and cost of sales inventory and equipment related to the Transaction.

(e)          Represents the effect on pro forma Adjusted EBITDA resulting from recent acquisitions occurring in the last twelve months as if all the recent acquisitions had been consummated on April 1, 2011. See “Business—Growth Strategy—Acquisitions.” We cannot assure you that we will be able to successfully integrate these acquisitions or that we will achieve this level of Adjusted EBITDA. See “Risk Factors—Risks Related to Our Business—Our growth strategy depends in part on our ability to successfully identify and manage our acquisitions and a failure to do so could impede our revenue growth, thereby weakening our industry position.”

(5)          For the twelve months ended March 31, 2012, pro forma interest expense is interest expense adjusted for the effect of the issuance of the notes and adjusted for the effect of the expiration of our interest rate swap assuming the swap had expired on April 1, 2011. The effect of the interest rate swap adjustment is $11.4 million, which is calculated based on the difference between the 9.065% effective interest rate of the swap and the 4.112% present interest rate on our $230.0 million floating rate notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Interest Rate Swap.”

(6)          Pro forma Adjusted EBITDA for the twelve months ended March 31, 2012 is defined as Adjusted EBITDA adjusted for all the recent acquisitions as if they all had occurred on April 1, 2011. See “Business—Growth Strategy—Acquisitions.”